EXHIBIT 3.2

FILED # C26990-99
   OCT 31, 2000                                   CERTIFICATE OF AMENDMENT

 IN THE OFFICE OF                            TO THE ARTICLES OF INCORPORATION OF
   DEAN HELLER,
SECRETARY OF STATE                            TRIPLE 8 DEVELOPMENT CORPORATION



The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of TRIPLE 8 DEVELOPMENT CORPORATION, a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on October 30, 2000:

1. All of the directors consented in writing to the following resolution dated October 30, 2000:

         "RESOLVED that upon receipt of a shareholder's resolution authorizing a change of the Company's name from "TRIPLE 8 DEVELOPMENT CORPORATION" to "CYOP SYSTEMS INTERNATIONAL INCORPORATED", the president, secretary and sole director of the Company, Mr. Keith Ebert, is authorized to make such administrative, regulatory and governmental filings as are necessary to effect the change of the Company's name to "CYOP SYSTEMS INTERNATIONAL INCORPORATED"."

2. A majority of the shareholders holding 53.19% of the common shares outstanding of TRIPLE 8 DEVELOPMENT CORPORATION consented in writing to the following resolution dated October 30, 2000:

         RESOLVED that the Company's articles of incorporation be amended as follows:

         "1.      The name of the corporation is:

                  CYOP SYSTEMS INTERNATIONAL INCORPORATED"


Dated this 30th day of October, 2000.


                                          TRIPLE 8 DEVELOPMENT CORPORATION


                                          Per:     /s/Keith Ebert
                                          --------------------------------------
                                          Keith Ebert,
                                          President, Secretary and Sole Director